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Exhibit 99.1.     Press Release dated August 16, 2002.



August 16, 2002

FOR IMMEDIATE RELEASE: COLD METAL PRODUCTS TO FILE FOR CHAPTER 11 PROTECTION Cold Metal Products (AMEX:CLQ) today announced its intention to file for Chapter 11 bankruptcy protection. The filing covers the company's U.S. assets only and does not affect Cold Metal facilities in Hamilton, Ont., and Montreal, Quebec. The company cited unprofitable facilities, burdensome legacy costs, pricing pressures and leverage as the primary reasons for the filing.

These actions do not mean that Cold Metal Products is going out of business, according to company President and CEO Raymond P. Torok.

"We intend to resolve this situation as soon as possible," he said. "We have received a commitment for up to $48 million in post-petition financing from our lending group that provides the needed liquidity to fund our working capital requirements. We are working on a restructuring plan that allows CMP to emerge as a strong, competitive and profitable company. Our unprofitable facilities have been closed. We will also reduce leverage and rationalize our cost structure. I anticipate uninterrupted service for our customers and ongoing payment of post- bankruptcy obligations to employees and vendors."

Cold Metal joins a host of steel companies that have filed for Chapter 11 in the past several years. Because of its age and history, Cold Metal is facing similar problems to those afflicting large steel companies such as Bethlehem Steel, National Steel and LTV. These include burdensome costs, known as legacy liabilities, and commitments for pension and retiree health care benefits.

Prior to the filing, the company closed its Youngstown, Ohio, and Indianapolis, Ind., operating facilities.

A leading intermediate steel producer, Cold Metal Products, Inc., provides a wide range of strip steel products to meet the critical requirements of precision parts manufacturers. Through cold rolling, annealing, normalizing, edge conditioning, oscillate-winding, slitting, and cutting to length, the company provides value-added products to manufacturers in the automotive, construction, cutting tools, consumer goods and industrial goods markets. Cold Metal operates plants in Ottawa, Ohio; Roseville, Mich.; Hamilton, Ontario and Montreal, Quebec.

This press release contains certain forward-looking statements including those dealing with overall business and segment growth and other uncertainties. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Factors that could cause or contribute to such risks and uncertainties include, but are not limited to, general economic and business conditions, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success or lack thereof in technological advances and delivering technological innovations, shortages in supply, production delays, and various other factors beyond or within the Company's control. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.